Exhibit 99.1

FEDERATED DEPARTMENT STORES, INC.
Contacts:
Media - Jim Sluzewski
513/579-7764
Investor - Susan Robinson
513/579-7780

Federated's April Same-Store Sales Down 2.2%

CINCINNATI--(BUSINESS WIRE)--May 10, 2007--Federated Department Stores, Inc. (NYSE:FD)(NYSE Arca:FD) today reported total sales of $1.837 billion for the four weeks ended May 5, 2007, a decrease of 2.1 percent compared to total sales of $1.875 billion in the same period last year. On a same-store basis, Federated's sales for April were down 2.2 percent. This compares with the company's guidance for a same-store sales increase of 2.5 percent to 4 percent in April.

For the 13-week first quarter and year to date, Federated's sales totaled $5.924 billion, down 0.1 percent from total sales of $5.930 billion in the first 13 weeks of 2006. This is below the company's guidance for first quarter sales to be in the range of $6 billion to $6.1 billion. On a same-store basis, Federated's year-to-date sales were up 0.6 percent.

"April sales were disappointing across the country in both new and legacy Macy's stores," said Terry J. Lundgren, Federated's chairman, president and chief executive officer. "A major promotional event that was shifted from May last year to April this year did not produce the results we expected."

Federated expects same-store sales in May to be in the range of flat to down 2 percent, which reflects the promotional event shift from May into April.

Federated is slated to report its first quarter earnings on Wednesday, May 16, and will webcast a call with financial analysts that day at 10:30 a.m. (ET). The webcast is accessible to the media and general public either via the company's Web site at www.fds.com or by calling in on 1-800-946-0719 passcode 2749916.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales of $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail. Contingent on shareholder approval, Federated's name will change to Macy's, Inc. and trade on the New York Stock Exchange under ticker symbol "M", effective June 1, 2007.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

(NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)